                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G
                                (AMENDMENT NO. 3)



                        UNDER THE SECURITIES ACT OF 1934



                            JDA Software Group, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   46612K 10 8
                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this schedule is filed

     [ ] Rule 13d - 1(b)
     [ ] Rule 13d - 1(c)
     [X] Rule 13d - 1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                 SEC 1745 (2/92)

                                Page 1 of 5 pages
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

----------------------                                         -----------------
CUSIP No. 46612K 10 8                13G                       Page 2 of 5 Pages
----------------------                                         -----------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Frederick M. Pakis
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ]

                                                           (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OR ORGANIZATION

                United States
--------------------------------------------------------------------------------
      NUMBER OF         5   SOLE VOTING POWER
       SHARES                            31,879
    BENEFICIALLY        ---------------------------------------------------------
      OWNED BY          6   SHARED VOTING POWER
        EACH                              0
      REPORTING         ---------------------------------------------------------
       PERSON           7   SOLE DISPOSITIVE POWER
        WITH                          31,879
                        ---------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER
                                          0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      31,879
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                [ ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0.01%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                           IN
--------------------------------------------------------------------------------

                       SEE INSTRUCTION BEFORE FILLING OUT!



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                                                               Page 3 of 5 Pages
ITEM 1(a)      NAME OF ISSUER:

               JDA Software Group, Inc.


ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               14400 N. 87th Street, Scottsdale, AZ 85260


ITEM 2(a)      NAME OF PERSON FILING:

               Frederick M. Pakis


ITEM 2(b)      ADDRESS OF PERSON FILING:

               c/o JDA Software Group, Inc.
               14400 N. 87th Street
               Scottsdale, AZ 85260


ITEM 2(c)      CITIZENSHIP:

               United States


ITEM 2(d)      CLASS OF SECURITIES:

               Common Stock, $0.01 par value


ITEM 2(e)      CUSIP NUMBER:

               46612K 10 8


ITEM 3         STATUS OF PERSON FILING:

               Not Applicable

                                                               Page 4 of 5 Pages
ITEM 4         OWNERSHIP (AT DECEMBER 31, 2000):

               (a)    AMOUNT OWNED "BENEFICIALLY" WITHIN THE MEANING OF RULE
                      13d-3:

               31,879 shares

               (b)    PERCENT OF CLASS:

               As of December 31, 2000, the percentage of the class represented by the shares held by Reporting Person as reported in Item 4(a) above was approximately 0.01%.

               (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                      (i)    sole power to vote or direct the vote:  31,879
                             shares
                      (ii)   shared power to vote or direct the vote:  0 shares
                      (iii) sole power to dispose or to direct the disposition of: 31,879 shares
                      (iv) shared power to dispose or to direct disposition of: 0 shares


ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]


ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER.

               Not Applicable


ITEM 7         IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY.

               Not Applicable


ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS.

               Not Applicable

ITEM 9         NOTICE OF DISSOLUTION.

               Not Applicable

ITEM 10        CERTIFICATION.

               Not Applicable

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                                                               Page 5 of 5 Pages



                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  March 22, 2001

                                                   /s/  Frederick M. Pakis
                                                   -----------------------
                                                        Frederick M. Pakis